Exhibit 28(j)1 under Form N-1A
Exhibit 23 under item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in each  Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 33-43472) of Federated Fixed Income Securities, Inc., and to the incorporation by reference of our report, dated January 22, 2010, on Federated Strategic Income Fund (one of the portfolios constituting Federated Fixed Income Securities, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2010